EXHIBIT 21.1
FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization

Antares-Desenvolvimento de Software, Lda.	Portugal

Cam2 SRL	Italy

FARO Benelux BV	Netherlands

FARO Business Technologies India Pvt. Ltd	India

FARO Cayman LP	Cayman Islands

FARO Cayman Ltd	Cayman Islands

FARO Delaware LLC	Delaware

FARO Europe GmbH	Germany

FARO FHN Netherlands Holdings BV	Netherlands

FARO Japan Inc.	Japan

FARO International (Shanghai) Co., Ltd	China

FARO Singapore Pte Ltd	Singapore

FARO Spain SLU	Spain

FARO Swiss Holding GmbH	Switzerland

FARO Swiss Manufacturing GmbH	Switzerland

FARO Technology Polska sp.zo.o	Poland

FARO Turkey Olcu Sistemleri Ltd. Sti	Turkey

FARO Technologies (Thailand) Ltd	Thailand

3D Measurement Technologies, S de RL de CV	Mexico

OOO FARO RUS	Russia

FARO Technologies UK Ltd.	United Kingdom

FARO Technologies do Brasil Ltda	Brazil

FARO Technologies Canada, Inc.	Canada

Open Technologies SRL	Italy

Laser Control Systems Limited.	United Kingdom

Photocore AG	Switzerland

Advanced Technical Solutions in Scandinavia AB	Sweden

ATS Real Reality AB	Sweden

ATS China Ltd.	China

Holobuilder, Inc.	Delaware

Bitstars GmbH	Germany